U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2008

Venture Lending & Leasing V, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00731	14-1974295
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2010 North First Street, Suite 310, San Jose, CA 95131

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (408) 436-8577

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01. Other Events

As of June 30, 2008, Venture Lending & Leasing V, Inc (the “Fund”) had in place a securitization debt facility of $125 million to finance the acquisition of asset-based loans.  As of June 30, 2008, the Fund had borrowed $68 million under this facility.  The interest rate on this facility is the “Commercial Paper Rate” plus 0.90%, which at June 30, 2008, was 3.6% per year.  The facility was set to renew on August 8, 2008.

In July, 2008, the Fund was informed by its lenders of their intention to increase the interest rate on the facility and not renew for a full term.  The Fund could not reach a long term agreement with its lenders on terms which were acceptable to the Fund.  On August 8, 2008, the Fund reached an agreement with the lenders to renew the facility for a stub period through September 30, 2008, with the understanding that the Fund intends to repay the facility by August 22, 2008 in order to avoid a substantial extension fee.

The agreement decreases the facility size to $53 million effective August 22, 2008; $43 million effective September 10, 2008; and $0 effective September 30, 2008.  Additionally, if the facility is not paid off by August 22, 2008, the Fund will be required to pay a 1% fee of the balance of the loans outstanding as of the renewal date.

In anticipation of the foregoing, in August, the Fund’s sole shareholder, Venture Lending & Leasing V, LLC (the “Company”) called additional capital from its members in an amount sufficient to pay off the bank facility, which the Company will then contribute to the Fund.  The capital is due to be received on August 20th, and the Fund anticipates using the proceeds of the capital call to fully repay the bank facility by August 22, 2008.

The Fund has access to sufficient capital to fund all of its commitments at this time without the benefit of a debt facility.  The Fund is in preliminary discussions with other large debt providers who may be interested in providing it with debt financing at terms more acceptable.

Item 9.01  Financial Statements and Exhibits

Exhibit Number

Description

 ------------------

---------------

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

VENTURE LENDING & LEASING V, INC.

(Registrant)

By:

/S/ Ronald W. Swenson

By:

/S/ Martin D. Eng

Ronald W. Swenson

Martin D. Eng

Chief Executive Officer

Chief Financial Officer

Date:

August 13, 2008

Date:

August 13, 2008

3